EXHIBIT 10.1
Form of PSU Agreement
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
This PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (this "Agreement") is made as of March 14, 2022 (the "Effective Date") by and between Noodles & Company, a Delaware corporation (the "Company"), and _____________ (the "Participant").
RECITALS
A.    The Company has adopted the Noodles & Company Amended and Restated 2010 Stock Incentive Plan (the "Plan"), a copy of which is attached hereto as Exhibit 1.
B.    The Company desires to grant the Participant the right to a proprietary interest in the Company to encourage the Participant's contribution to the success and progress of the Company.
C.    In accordance with the Plan, the Administrator (as defined in the Plan) has granted to the Participant restricted stock units with respect to a target number of ____ shares (the “Target Number”) of Class A Common Stock of the Company, par value $0.01 per share ("Shares"), subject to the terms and conditions of the Plan and this Agreement. One-third of the Target Number consists of Sales-Based PSUs (the "Sales-Based Target Number"), one-third of the Target Number consists of EBITDA-Based PSUs (the "EBITDA-Based Target Number"), and one-third of the Target Number consists of Relative TSR PSUs (the "Relative TSR Target Number").
AGREEMENTS
NOW, THEREFORE, in consideration of the mutual terms, conditions and other covenants and agreements set forth herein, the parties hereto hereby agree as follows:
1.    Definitions. Capitalized terms used herein shall have the following meanings, and capitalized terms not otherwise defined herein shall have the meaning specified in the Plan:
"Agreement" has the meaning set forth in the Preamble.
"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
"Cause" has the meaning in the Participant's employment or severance protection agreement with the Company or, if there is no such agreement or definition, means that the Participant (a) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; or (b) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or (c) willfully violates any noncompetition or nonsolicitation covenant between the Participant and the Company. The determination of "Cause" shall be in the reasonable discretion of the Administrator.
"Change in Control Price" means the price per Share on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control as determined in good faith by the Administrator as constituted before the Change in Control, or in the case of a Change in Control that does not result in a payment for Shares, the average Fair Market Value of a Share on the 30 trading days immediately preceding the date on which the Change in Control occurs.

"Company" has the meaning set forth in the Preamble.
"Disability" has the meaning ascribed to such term in the Plan.
"Effective Date" has the meaning set forth in the Preamble.
"Employer" means the Company and/or any of its subsidiaries with which the Participant is employed.
"Good Reason" has the meaning specified in the employment agreement or severance agreement between the Employer and the Participant.
"Participant" has the meaning set forth in the Preamble.
"Performance Period" for (a) the Sales-Based PSUs and the EBITDA-Based PSUs means the Company’s fiscal year beginning December 29, 2021 and the two next-following fiscal years, and (a) the Relative TSR PSUs means the period beginning on the Effective Date and ending on March 14, 2025.
"Person" means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any governmental or regulatory body or agency or other authority.
"Plan" has the meaning set forth in the Recitals.
"PSUs" has the meaning set forth in Section 2.
"RSUs" has the meaning set forth in Section 5(a).
"Shares" has the meaning set forth in the Recitals.
"Termination Date" means the date on which the Participant experiences a Termination of Employment (as defined in the Plan).
"Withholding Obligation" means the amount determined in the Administrator's sole discretion to be the minimum sufficient to satisfy all federal, state, local and other withholding tax obligations that the Administrator determines may arise with respect to the issuance of Shares or payment of income earned in respect of any PSUs (or, as applicable, RSUs).
2.    Grant of PSUs. The Company grants to the Participant performance restricted stock units (the "PSUs") with respect to the Target Number of Shares, subject to adjustment as provided herein and in the Plan.
3.    Earned PSUs. The PSUs shall be earned as specified in Exhibit A and the earned PSUs shall be eligible to vest pursuant to Sections 4 and 5.
4.    Vesting. Any Sales-Based PSUs and EBITDA-Based PSUs that are earned pursuant to Exhibit A shall vest on March 14, 2025 and any Relative TSR PSUs that are earned pursuant to Section 4 shall vest on March 14, 2025 (each such applicable date, a "Vesting Date"), subject to the Participant remaining continuously employed by the Employer through the applicable Vesting Date. Notwithstanding the foregoing, if the Participant’s Termination of Employment is due to death or Disability prior to the applicable Vesting Date, any PSUs that are earned pursuant to Exhibit A shall be settled to the Participant (or, as applicable, his or her estate) following the end of the Performance Period without proration, at the time specified in Section 6.
5.    Change in Control.
(a)    In the event a Change in Control occurs before the end of the Performance Period, unless otherwise determined by the Administrator in its discretion and subject to Section 5(b), the PSUs shall be converted into time-vesting restricted stock units or such other rights as determined by the Administrator (collectively, "RSUs") as follows:
(i)    For the Sales-Based PSUs and the EBITDA-Based PSUs, (A) if the Change in Control occurs on or prior to the last day of the first fiscal year in the Performance Period, the number of RSUs shall equal the PSUs that would have been earned based on achievement at the Target Sales Growth Goal and the Target EBITDA Goal had been achieved at the target level of performance, and (B) if the Change in Control occurs on or after the first day of the second fiscal year in the Performance Period, the number of RSUs shall equal the number of PSUs that are earned through the date of the Change in Control as determined by the Administrator in its discretion based on actual performance in the fiscal year(s) in the Performance Period that were completed prior to the Change in Control.
(ii)    For the Relative TSR PSUs , the number of RSUs shall equal the Relative TSR PSUs that would have been earned as if the Performance Period ended on the date of the Change in Control and all calculations for the Relative TSR PSUs specified in Exhibit A were performed as of that date.
The number of RSUs determined above shall vest on the applicable Vesting Date, subject to the Participant remaining continuously employed by the Employer through that date; provided, however, that if the Participant’s Termination of Employment is by the Employer without Cause, by the Participant for Good Reason or due to the Participant’s death or Disability, the RSUs shall vest in full upon such termination.
(b)    Notwithstanding Section 5(a), if the PSUs are not converted into RSUs in connection with the Change in Control, the PSUs shall be earned to the extent determined by the Administrator (taking into account the principles in Section 5(a) for conversion to RSUs), such earned PSUs shall vest upon the Change in Control, and the Participant will receive with respect to such PSUs either (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the Change in Control, (ii) common stock of the successor to the Company with a value equal to the Change in Control Price, or (iii) cash equal to the Change in Control Price, as determined by the Administrator in its discretion.
6.    Settlement.
(a)    The PSUs (or, if Section 5(a) applies, the RSUs) shall be settled promptly following the certification of the applicable results by the Committee following the applicable Vesting Date (if the proviso in the last sentence of Section 5(a) applies, within 10 days following the Participant’s Termination Date) by the Company delivering to the Participant one Share for each PSU that has been earned and vests. In no event shall such settlement occur later than March 15 of the year following the year in which the PSUs (or, as applicable, RSUs) vest; provided that if Section 5(b) applies, the PSUs shall be settled as specified in Section 5(b) no later than 10 days following the consummation of the Change in Control.
(b)    All PSUs that are not earned or that do not vest (and, if applicable, any RSUs that do not vest) shall immediately expire on the Termination Date.

7.    Dividends. Any cash dividends paid with respect to Shares before settlement of the Shares underlying PSUs (or RSUs, if applicable) shall not be paid currently, but shall be converted into additional PSUs (or RSUs, if applicable) pursuant to this Section 7, to be settled pursuant to Section 6 at the same time as the underlying PSUs (or RSUs, if applicable) and with respect to the number of Shares earned with respect to such PSUs (or, as applicable, RSUs) that vest (e.g., if 110% of the Target Number of Shares are earned and vest, then the Divided Units issued with respect to such earned and vested Shares shall also be earned and vest). Any PSUs (or RSUs, as applicable) resulting from such conversion (the "Dividend Units") will be considered PSUs (or RSUs, if applicable) for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein (including, without limitation, vesting) that apply to the underlying PSUs (or RSUs, if applicable) that generated the Dividend Units. As of each date that the Company would otherwise pay the declared dividend on the Shares underlying the PSUs or RSUs (the "Dividend Payment Date") in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the PSUs or RSUs but not paid on the Dividend Payment Date by the Fair Market Value of the Shares on the Dividend Payment Date.
8.    No Transferability of the PSUs. Except as permitted by the Administrator or as permitted under the Plan, the Participant may not assign or transfer the PSUs to anyone other than by will or the laws of descent and distribution. The Company may cancel the Participant's PSUs if the Participant attempts to assign or transfer them in a manner inconsistent with this Section 8.
9.    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property, but excluding regular, quarterly and other periodic cash dividends),stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, then the PSUs shall be subject to adjustment as provided in Section 12(a) of the Plan.
10.    Restrictions on Resales of Shares. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued as a result of the settlement of the PSUs, including without limitation (a) restrictions under an insider trading policy,(b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other grantees and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers. In addition, the Participant may not sell any Shares issued in settlement of the Relative TSR PSUs until the earlier of (a) a Change in Control, or (b) one (1) year after the issuance of the Shares.  Notwithstanding the foregoing and for the avoidance of doubt, nothing herein shall restrict the ability of the Participant to satisfy the Withholding Obligations through any method permissible under Section 16 or the Plan.
11.    No Interest in Shares Subject to PSUs. Neither the Participant (individually or as a member of a group) nor any beneficiary or other Person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any Shares allocated or reserved for the purpose of the Plan or subject to this Agreement except as to such Shares, if any, as shall have been issued to such Person following vesting of the PSUs (as, as applicable, RSUs).
12.    Clawback Policy. The PSUs and any Shares issued in settlement thereof are subject to the Company’s clawback policy as in effect from time to time.
13.    Plan Controls. The PSUs hereby granted are subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan as the same may be amended from time to time in accordance with the terms thereof; provided, however, that no such amendment shall be effective as to the PSUs without the Participant's consent insofar as it adversely affects the Participant's material rights under this Agreement, which consent will not be unreasonably withheld by the Participant.
14.    Not an Employment Contract. Nothing in the Plan, this Agreement or any other instrument executed pursuant hereto or thereto shall confer upon the Participant any right to continue in the employ of the Employer or any affiliate thereof or shall affect the right of the Employer to terminate the employment of the Participant at any time with or without Cause (unless otherwise set forth in an employment agreement between the Company and the Participant).
15.    Governing Law. This Agreement, and any disputes or controversies arising hereunder, shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware other than principles of law that would apply the law of another jurisdiction.
16.    Taxes. The Administrator may, in its sole discretion, make such provisions and take such steps as it may deem necessary or appropriate to satisfy the Withholding Obligations with respect to the issuance of Shares, including deducting the amount of any such Withholding Obligations from any other amount then or thereafter payable to the Participant, requiring the Participant to pay to the Company the amount of such Withholding Obligations or to execute such documents as the Administrator deems necessary or desirable to enable it to satisfy the Withholding Obligations, or any other means provided in the Plan; provided, however, that, the Participant may satisfy any Withholding Obligations by (i) directing the Company to withhold that number of Shares with an aggregate fair market value equal to the amount of the Withholding Obligations or (ii) delivering to the Company such number of previously held Shares that have been owned by the Participant with an aggregate fair market value equal to the amount of the Withholding Obligations.
17.    Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:
If to the Company to:
Noodles & Company
520 Zang Street, Suite D
Broomfield, CO 80021
Fax: (720) 214-1921
Attention: General Counsel
If to the Participant to the address in the Employer’s payroll records.
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 16, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 17, be deemed given upon facsimile confirmation,(iii) if delivered by mail in the manner described above to the address as provided for in this Section 17, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (iv) if delivered by overnight courier to the address as provided in this Section 17, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 16. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
Either party may, by notice given to the other party in accordance with this Section 17, designate another address or Person for receipt of notices hereunder.
18.    Amendments and Waivers. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement. Any waiver by any party of any provision hereof shall be effective only by a writing signed by the party to be charged.
19.    Entire Agreement. This Agreement, together with the Plan, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and thereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature, regarding the subject matter hereof and thereof between the parties hereto.
20.    Separability. If any term or provision of this Agreement shall to any extent be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement nevertheless shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the invalid or unenforceable provisions, to the extent permitted by law, shall be deemed amended and given such interpretation so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
21.    Headings; Construction. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."
22.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
23.    Further Assurances. The Participant shall cooperate and take such action as may be reasonably requested by the Company in order to carry out the provisions and purposes of this Agreement.
24.    Electronic Delivery. By executing the Agreement, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the subsidiaries, the Plan, the PSUs and the Shares via Company web site or other electronic delivery

25.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns, including any Permitted Transferees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
THE COMPANY:
NOODLES & COMPANY
By:
Name:
Title:
PARTICIPANT:

Name:

Exhibit -A

Sales-Based PSUs

The Sales-Based PSUs shall be earned and eligible to vest as follows based on performance during the Performance Period:

Same-Store Sales Growth	Percentage of Sales-Based Target Number Earned
Less than 4%	0%
4% ("Threshold Sales Growth Goal")	25%
6% ("Target Sales Growth Goal")	100%
7.3% ("Maximum Sales Growth Goal") or more	200%

If actual Sales Growth for the Performance Period is between the Threshold Sales Growth Goal and the Target Sales Growth Goal, or between the Target Sales Growth Goal and the Maximum Sales Growth Goal, the number of Sales-Based PSUs that will be earned and eligible to vest will be determined by linear interpolation.

“Sales Growth" means the average of the annual percentage changes in the comparable restaurant sales (i.e., the year-over-year percentage change in sales) of the Company and its franchisees for restaurants that have been open for at least 18 months, for the three fiscal years in the Performance Period.

EBITDA-Based PSUs

The EBITDA-Based PSUs shall be earned and eligible to vest as follows based on performance during the Performance Period:

Total Adjusted EBITDA for the Performance Period	Percentage of EBITDA-Based Target Number Earned
Less than $155,400,000	0%
$155,400,000 ("Threshold Adjusted EBITDA")	25%
$173,600,000 ("Target Adjusted EBITDA")	100%
$199,700,000 ("Maximum Adjusted EBITDA") or more	200%

If actual Adjusted EBITDA for the Performance Period is between Threshold Adjusted EBITDA and Target Adjusted EBITDA, or between Target Adjusted EBITDA and the Maximum Adjusted EBITDA, the number of EBITDA-Based PSUs that will be earned and eligible to vest will be determined by linear interpolation.

"Adjusted EBITDA" means, for the Performance Period, the Company’s aggregate earnings before interest, taxes, depreciation and amortization, adjusted for (a) restaurant impairments, closure costs and asset disposals; (b) material litigation settlements and related costs (c) severance costs; (d) stock-based compensation expenses; and (e) other adjustments to Adjusted EBITDA set forth in the Company’s annual Form 10-K filed with the Securities and Exchange Commission. The Adjusted EBITDA results shall be appropriately adjusted by the Administrator to exclude the effect of acquisitions and dispositions and in such similar circumstances as the Administrator deems appropriate.

Relative TSR PSUs

The Relative TSR PSUs shall be earned and eligible to vest as follows based on performance during the Performance Period:

Relative TSR	Percentage of Relative TSR Target Number Earned
Below 25th percentile	0%
25th Percentile ("Threshold Relative TSR")	50%
55th Percentile ("Target Relative TSR")	100%
85th Percentile ("Maximum Relative TSR") or more	200%

If actual Relative TSR for the Performance Period is between Threshold Relative TSR and Target Relative TSR, or between Target Relative TSR and Maximum Relative TSR, the number of Relative TSR PSUs that will be earned and eligible to vest will be determined by linear interpolation.

In addition, the following special rules shall apply: (i) If the Company’s absolute TSR is negative for the Performance Period, the earned number of Relative TSR PSUs will in no event exceed 100% of the Relative TSR Target Number; and (ii) in no event shall the aggregate value of the Shares and/or other consideration issued in settlement of the Relative TSR PSUs exceed eight (8) times the value of the Relative TSR Target Award valued as of the Effective Date, and such Shares and/or other consideration shall be reduced to the extent necessary to reflect that the aggregate value of such Shares and/or other consideration does not exceed such amount.

The Comparator Group consists of the following companies, subject to adjustment as specified below:

Biglari Holdings Inc. (NYSE:BH.A)	Jack in the Box Inc. (NasdaqGS:JACK)
BJ's Restaurants, Inc. (NasdaqGS:BJRI)	Krispy Kreme, Inc. (NasdaqGS:DNUT)
Bloomin' Brands, Inc. (NasdaqGS:BLMN)	Kura Sushi USA, Inc. (NasdaqGM:KRUS)
Brinker International, Inc. (NYSE:EAT)	McDonald's Corporation (NYSE:MCD)
Carrols Restaurant Group, Inc. (NasdaqGS:TAST)	Nathan's Famous, Inc. (NasdaqGS:NATH)
Chipotle Mexican Grill, Inc. (NYSE:CMG)	Papa John's International, Inc. (NasdaqGS:PZZA)
Chuy's Holdings, Inc. (NasdaqGS:CHUY)	Portillo's Inc. (NasdaqGS:PTLO)
Cracker Barrel Old Country Store (NasdaqGS:CBRL)	Red Robin Gourmet Burgers, Inc. (NasdaqGS:RRGB)
Darden Restaurants, Inc. (NYSE:DRI)	Ruth's Hospitality Group, Inc. (NasdaqGS:RUTH)
Dave & Buster's Entertainment, Inc. (NasdaqGS:PLAY)	Shake Shack Inc. (NYSE:SHAK)
Del Taco Restaurants, Inc. (NasdaqCM:TACO)	Starbucks Corporation (NasdaqGS:SBUX)
Denny's Corporation (NasdaqCM:DENN)	Texas Roadhouse, Inc. (NasdaqGS:TXRH)
Dine Brands Global, Inc. (NYSE:DIN)	The Cheesecake Factory (NasdaqGS:CAKE)
Domino's Pizza, Inc. (NYSE:DPZ)	The ONE Group Hospitality, Inc. (NasdaqCM:STKS)
El Pollo Loco Holdings, Inc. (NasdaqGS:LOCO)	The Wendy's Company (NasdaqGS:WEN)
Fiesta Restaurant Group, Inc. (NasdaqGS:FRGI)	Wingstop Inc. (NasdaqGS:WING)
First Watch Restaurant Group, Inc. (NasdaqGS:FWRG)	Yum! Brands, Inc. (NYSE:YUM)

For purposes hereof:

"Adjusted End Price" means the average adjusted closing stock price for the twenty (20) trading days ending on the last day of the Performance Period. Adjusted closing price assumes all dividends were reinvested in additional shares of the issuing entity’s stock as of the ex-dividend date. The Adjusted End Price shall be appropriately adjusted for stock splits and other similar events.

"Relative TSR" means the percentile rank of the Company’s TSR relative to the Comparator Group. Relative TSR will be calculated using the following principles:

(a)     At the end of the Performance Period, the TSR of each company in the Comparator Group (excluding the Company) will be ranked from highest to lowest, with the member of the Comparator Group with the highest TSR being assigned the rank of 1. The percentile rank of the member of the Comparator Group with the TSR closest to, but greater than, the Company’s TSR and the member of the Comparator Group with the TSR closest to, but less than, the Company’s TSR will be calculated using the following equation, where N is the total number of members of the Comparator Group, excluding the Company, and R is a member of the Comparator Group’s ranking within the comparison group, excluding the Company:

(b)    The percentile rank of the Company’s TSR against the Comparator Group will be calculated using the equation below, where PNDLS and TSRNDLS equal the Company’s percentile rank and TSR, respectively; Pabove and TSRabove equal the percentile rank and TSR, respectively, for the member of the Comparator Group whose TSR ranks immediately above the Company; and Pbelow and TSRbelow equal the percentile rank and TSR, respectively, for the member of the Comparator Group whose TSR ranks immediately below the Company’s:

(c)    If the Company’s TSR is greater than the TSR of the member of the Comparator Group that ranked 1st within the Comparator Group, the Company’s TSR will be at the 100th percentile. Similarly, if the Company’s TSR is less than the TSR of the member of the Comparator Group that ranked last within the Comparator Group, the Company’s TSR will be at the 0th percentile.

(d)    For purposes of the Relative TSR calculation, TSR shall be determined with respect to the companies included in the Comparator Group as of the Effective Date and specified above, subject to the following adjustments:

(i)    If a company is acquired during the Performance Period by a company not in the Comparator Group, the acquired company will be removed from the Comparator Group and the acquiror will not be added.

(ii)    If a company is acquired during the Performance Period by a company in the Comparator Group, then the acquired company will be removed from the Comparator Group and the acquiror will continue to be included.

(iii)    In the event of a bankruptcy of a company in the Comparator Group, such company shall remain in the Comparator Group as long as its common equity is not delisted before the end of the Performance Period. Should it be fully delisted, it will be assigned a TSR of -100%.

(iv)    If a company in the Comparator Group is no longer in the Russell 3000 Restaurants Sub-Industry as of the last day of the Performance Period, but is still publicly traded, it will continue to be included in the Comparator Group.

(v)    No company not in the Comparator Group as of the Effective Date will be added to the Comparator Group.

"Start Price" means the average closing stock price over the twenty (20) trading days commencing with the Effective Date.

"TSR" means the return a shareholder would have earned if the shareholder had purchased shares of common stock of the applicable company on the Effective Date, reinvested all dividends paid during the Performance Period in additional shares of that company, and sold the shares on the last day of the Performance Period. TSR for each company in the Peer Group will be determined as follows: